Exhibit 99.1
MARTIN MIDSTREAM PARTNERS
ANNOUNCES CHANGE TO BOARD OF DIRECTORS
     KILGORE, Texas, September 24, 2008 /PRNewswire-FirstCall via COMTEX/ — Martin Midstream Partners L.P. (Nasdaq: MMLP). On September 24, 2008, Martin Resource Management Corporation (“MRMC”), the owner of Martin Midstream GP LLC (“General Partner”), the general partner of Martin Midstream Partners L.P. (“MMLP”), removed Scott Martin as a member of the Board of Directors of the General Partner. Such action was taken as a result of the collective effect of Mr. Martin’s recent activities, which the Board of Directors of MRMC determined were detrimental to both MRMC and MMLP. Mr. Martin does not serve on any committees of the Board of Directors of the General Partner. The position on the Board of Directors of the General Partner vacated by Mr. Martin will be filled in accordance with the existing procedures for replacement of a departing director utilizing the Nominations Committee of the Board of Directors of the General Partner.
About Martin Midstream Partners
     Martin Midstream Partners is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. MMLP’s primary business lines include: terminalling and storage services for petroleum products and by-products; natural gas services; marine transportation services for petroleum products and by-products; and sulfur and sulfur-based products processing, manufacturing, marketing and distribution.
     Additional information concerning MMLP is available on its website at www.martinmidstream.com.
Forward-Looking Statements
     Statements about Martin Midstream Partners’ outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.

Contacts:	Robert D. Bondurant, Executive Vice President and Chief Financial Officer of Martin Midstream GP LLC, the Company’s general partner, at (903) 983-6200.